                                                                   EXHIBIT 10.C.

                           MENTOR GRAPHICS CORPORATION

                                 1986 STOCK PLAN


Mentor Graphics recognizes that its continuing growth and profitability depends upon the initiative, ability, and significant contributions of officers and other key employees. Mentor Graphics believes that by affording those employees the opportunity to purchase shares of Mentor Graphics it will enhance its ability to attract and retain them and will provide an incentive for them to exert their best efforts on its behalf.

The plan is as follows:

1.   SHARES SUBJECT TO AWARD.

     1.1 Awards made under this Plan shall be for authorized but unissued or reacquired Common Stock of Mentor Graphics.

     1.2 Shares may be awarded under Section 4 of the Plan for a total of not more than 13,500,000 shares of Common Stock, subject to adjustment under ss.6. Any shares of Common Stock issued under the Plan which are returned to the Company shall be added to the shares remaining for future awards under the Plan.

2. EFFECTIVE DATE. This Plan shall be effective December 10, 1986 and continue until terminated by Mentor Graphics.

3.   ADMINISTRATION.

     3.1 The Plan shall be administered by a compensation committee (Committee) appointed by the Board of Directors of Mentor Graphics. The Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it.

     3.2 The Committee shall have general responsibility to interpret and administer the Plan. Any decision by the Committee shall be final and bind all parties. The Committee shall keep all records of awards and bonus rights under the Plan and shall be responsible for communication with Plan participants.

     3.3 No Committee member shall participate in the decision of any question relating exclusively to an award made to that member.

4.   AWARDS.

     4.1 Awards may be made to any officer, key employee or nonemployee consultant of Mentor Graphics, its parent and any subsidiary of Mentor Graphics.

     4.2 The Committee shall designate persons to receive awards, and as to each award shall specify the number of shares, the purchase price, and any other terms, conditions and restrictions, including those described in
Section 4.4, as the Committee in its absolute discretion shall deem appropriate.

     4.3 The Committee shall determine the price at which shares of Common Stock shall be sold to participants under the Plan. The Committee may, in its discretion, set any purchase price and may vary the purchase price and payment terms among the participants. Awards may be made for past services, at a price below fair market value or without the payment of any purchase price.

     4.4 The Committee may fix a period of time (Restricted Period) during which shares of Common Stock covered by any award under the Plan will be subject to repurchase by the Company at the original purchase price and may not be sold, assigned, transferred, pledged or otherwise disposed of by a participant. The Committee may, in its discretion, set any Restricted Period and may vary the Restricted Period among the participants.

     4.5 An award under the Plan shall be evidenced by an agreement executed by Mentor Graphics and the participant in a form prescribed by the Committee.

     4.6 Awards may be made in the form of stock options, subject to the following restrictions. Options shall have a term of not more than 10 years plus seven days. Options may not be assigned or transferred except on death, by will or operation of law. An option may be exercised only by the optionee or by a successor or representative after death. The absolute discretion of the Committee as provided in Section 4.2 with respect to the terms and conditions of options is not otherwise restricted.

5. CASH BONUS RIGHTS. The Committee may grant cash bonus rights in connection with awards under the Plan. Bonus rights shall be subject to such rules, terms, and conditions as the Committee may prescribe.

6. CHANGES IN CAPITAL STRUCTURE. If any change is made in the outstanding Common Stock without Mentor Graphics receiving any consideration, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, Mentor Graphics shall make a corresponding change in the number of shares remaining available for award under Section 1, disregarding fractional shares. The Committee shall make the adjustment, and its determination shall be conclusive.

7. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors may amend or terminate this Plan at any time. Neither the amendment nor termination of the Plan shall, without the consent of the participant, affect any participant's rights under awards previously made under the Plan and accepted by the participant.